Exhibit 99.1

Press Release Dated March 19, 2014

NEWS RELEASE

March 19, 2014

Farmers Capital Bank Corporation Announces Termination of Regulatory Agreement

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company” or “Parent Company”) announced on March 19, 2014 that it received written notification from the Federal Reserve Bank of St. Louis, after consultation with the Kentucky Department of Financial Institutions, that the Memorandum of Understanding (“Memorandum”) entered into between the parties during the fourth quarter of 2009 has been terminated effective immediately.

“Termination of the Memorandum at the Parent Company is a significant step forward for the Company,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “This action primarily reflects the improvements made in the overall financial condition of our subsidiary banks,” continues Mr. Hillard. “Terminating the Memorandum also puts us a step closer to seeking regulatory approval for the possibility of redeeming a portion of our outstanding preferred stock.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.